Exhibit 99.1
One Corporate Center
Rye, NY 10580-1422                                                                                                                                                                                                                                                         GAMCO Investors, Inc.
Fax (914) 921-5392
www.gabelli.com

For Immediate Release:	Contact:	Robert S. Zuccaro
Executive Vice President and Chief Financial Officer
(914) 921-5088

For further information please visit
www.gabelli.com

GAMCO Investors, Inc. Reports Fourth Quarter & Full Year Results
-	Assets Under Management End Year up 4.8% at $34.1 billion
-	Operating Income increases to record $113.3 million
-	EPS of $2.61 per share vs. $2.52 per share was crimped by $0.48 per share negative swing in other income

Rye, New York, February 7, 2012 – GAMCO Investors, Inc. (GAMCO) (NYSE: GBL) today announced fourth quarter 2011 earnings of $23.7 million or $0.89 per fully diluted share versus $26.9 million or $0.99 per fully diluted share in the fourth quarter 2010.

Revenues were $85.0 million in the fourth quarter of 2011, down $10.4 million, or 10.9%, from $95.4 million in the prior year quarter.  Incentive fees for the fourth quarter of 2011 were $9.0 million vs. $24.6 million in the fourth quarter of 2010.  Revenues, excluding incentive fees, rose $5.2 million.  Operating income before management fee was $35.5 million, a 3.8% increase from $34.2 million in the prior year period.  Operating margin before management fee increased to 41.8% in the 2011 fourth quarter versus 35.8% in the 2010 fourth quarter.  Operating income was $31.4 million, a 6.1% increase from $29.6 million in the prior year period.  Operating margin increased to 36.9% in the 2011 fourth quarter versus 31.0% in the 2010 fourth quarter.  Included in the fourth quarter of 2010 was a $5.8 million charge from the acceleration of vesting of restricted stock awards (“RSAs”) which impacted operating income and margins, both before and after management fee expense.

Financial Highlights	Fourth Quarter			Full Year
	2011	2010	Δ %	2011	2010	Δ %

AUM (in millions)	$34,085	$32,522	4.8%	$34,085	$32,522	4.8%
Revenues	84,991	95,440	(10.9)	327,128	280,380	16.7
Operating income:
before management fee	35,520	34,215	3.8	125,564	103,042	21.9
after management fee	31,376	29,570	6.1	113,294	91,029	24.5
Operating margin:
before management fee	41.8%	35.8%		38.4%	36.8%
after management fee	36.9%	31.0%		34.6%	32.5%
Other income (expense)	5,959	13,038	(54.3)	(2,852)	18,312	n/m
Net income attributable to GAMCO	23,693	26,911	(12.0)	69,682	68,792	1.3
Net income attributable to GAMCO per share	$0.89	$0.99	(10.1%)	$2.61	$2.52	3.6%
Shares outstanding at December 31				26,755	27,053

For the year ended December 31, 2011, earnings were $69.7 million or $2.61 per fully diluted share versus $68.8 million or $2.52 per fully diluted share in 2010.  The current year results include $5.6 million, or $0.10 per diluted share, of one-time costs directly related to the launch of a new closed end fund in the first quarter of 2011, while the prior year’s results include the aforementioned charge of $5.8 million ($0.12 per diluted share, net of management fee and tax benefit) related to the acceleration of the vesting of RSAs in the fourth quarter.

Shareholders’ book value was $404.0 million or $15.10 per share at December 31, 2011.  The Company ended the quarter with cash and investments of approximately $674.8 million, $263.1 million of debt (face value of $285.3 million), noncontrolling interests of $9.5 million and mandatorily redeemable interests of $1.4 million.

Assets under Management – Up 4.8% from December 31, 2010 and 8.8% above September 30, 2011

AUM were $34.1 billion as of December 31, 2011, an increase of 4.8% from AUM of $32.5 billion at December 31, 2010 and 8.8% above the September 30, 2011 AUM of $31.3 billion.  Highlights are as follows:

-
Our open-end equity funds’ AUM were $12.3 billion on December 31, 2011, 9.1% higher than the $11.3 billion on December 31, 2010 and 7.0% above the $11.5 billion on September 30, 2011.  Net cash flows into our open-end equity funds topped $1.3 billion during 2011, almost 20% ahead of the $1.1 billion in net cash flows in 2010.

-
Our closed-end funds had AUM of $5.8 billion on December 31, 2011, climbing 6.0% from $5.5 billion on December 31, 2010 and increasing 8.3% from the $5.4 billion on September 30, 2011.  Net additions to AUM, largely comprised of preferred stock and rights offerings and the launch of one new fund and offset by shareholder distributions and share repurchases, totaled $0.4 billion in 2011 versus $0.1 billion in 2010.

-
Our institutional and private wealth management business ended the quarter with $13.5 billion in AUM, down 0.7% from the $13.6 billion on December 31, 2010 but 12.5% higher than the September 30, 2011 level of $12.0 billion.  Net cash flows, which encompassed new and closed accounts as well as additional investments or withdrawals from existing accounts, totaled $0.2 billion in 2011 versus net outflows of $0.3 billion in 2010.

-	Our investment partnerships’ AUM were $605 million on December 31, 2011 versus $515 million on December 31, 2010 and $627 million on September 30, 2011. Net cash inflows in 2011 were $77 million.

-
The GAMCO International SICAV, our Luxembourg based UCITS fund which has two sub-funds, the GAMCO Strategic Value and the GAMCO Merger Arbitrage, was initially seeded with $100 million of proprietary money.  At December 31, 2011, AUM was $105 million.

-
AUM in The Gabelli U.S. Treasury Money Market Fund, our 100% U.S. Treasury money market fund, which is ranked #1 by Lipper based on total return among 70 U.S. Treasury Money Market Funds for the twelve month period ended December 31, 2011, were $1.8 billion at December 31, 2011, increasing 12.9% from the $1.6 billion at December 31, 2010 but 3.7% lower from the $1.9 billion at September 30, 2011. We continue to provide financial support to our money market fund during this unusually low interest rate environment. 1

-
In addition to management fees, we earn incentive fees for certain institutional client assets, assets attributable to preferred issues for our closed-end funds, our GDL Fund (NYSE: GDL) and investment partnership assets.  As of December 31, 2011, assets with incentive based fees were $3.6 billion, 2.7% lower than the $3.7 billion on December 31, 2010 but 5.9% above the $3.4 billion on September 30, 2011.  The majority of these assets have calendar year-end measurement periods; therefore, our incentive fees are primarily recognized in the fourth quarter when the uncertainty is removed at the end of the annual measurement period.

Revenues

For the Quarter

Investment advisory and incentive fees for the fourth quarter 2011 were $70.6 million, a decrease of 13.3% from the $81.4 million reported in the 2010 fourth quarter:

-
Open-end fund revenues for the fourth quarter 2011 were $30.0 million versus $27.3 million in the fourth quarter 2010, an increase of 9.9%.  Driving this growth was a 13.4% increase in revenues from the open-end equity funds.  Average AUM for open-end equity funds rose 13.1% from the prior year quarter.  Average AUM for all open-end funds were 12.9% higher at $14.0 billion in the 2011 quarter versus $12.4 billion in the prior year quarter.

1 The Gabelli U.S. Treasury Money Market Fund (Fund) ranked #1 out of 70 funds for the one-year period ended December 31, 2011, #2 out of 62 funds for the five-year period and #2 out of 47 funds for the ten-year period.  The rankings are based on total return over the length of the period.  Past performance is not indicative of future results.  Investment returns and yield will fluctuate. Income will be subject to federal income tax. An investment in the Fund is not guaranteed nor insured by the Federal Deposit Insurance Corporation or any government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Fund.  During the respective periods, the Adviser has waived certain fees and reimbursed expenses.  Without such reimbursements or waivers, return and rankings would have been lower.

Investors should consider the investment objectives, risks, charges and expenses of the Fund carefully before investing. The prospectus, which contains more information about this and other matters, should be read carefully before investing.  You can obtain a prospectus by calling G.distributors, LLC at 1-800-GABELLI (1-800-422-3554), or by visiting http://www.gabelli.com.  Distributed by G.distributors, LLC One Corporate Center, Rye, NY 10580

-
Our closed-end fund revenues declined 26.1% to $16.7 million in the fourth quarter 2011 from $22.6 million in the fourth quarter 2010, entirely due to lower incentive fees earned.  Fourth quarter 2011 incentive fees were $7.1 million lower, at $5.0 million compared to $12.1 million earned in the 2010 fourth quarter.  Average closed-end fund AUM, excluding certain closed-end fund preferred share assets that generate annual performance based fees, rose 10.2% from the prior year quarter.  Asset growth was driven by market performance and benefited from the launch of our new fund, the GAMCO Natural Resources, Gold & Income Trust by Gabelli (NYSE: GNT), which added $392 million in AUM during the first quarter of 2011 as well as $317 million from at the market offerings of the GAMCO Global Gold, Natural Resources & Income Trust by Gabelli (NYSE: GGN).

-
Institutional and private wealth management account revenues, which are generally based upon beginning of quarter AUM, decreased 25.4% to $20.3 million in the fourth quarter 2011 from $27.2 million in fourth quarter 2010.  The decrease was directly related to lower incentive fees.  During the fourth quarter 2011, we earned $1.7 million in incentive fees, a decrease of $7.4 million from the fourth quarter 2010 amount of $9.1 million.  Certain of the performance fee accounts shifted from annual to quarterly measurement periods which contributed to this decrease.  Incentive fees earned in the first three quarters of 2011 which were previously measured and recorded in the fourth quarter of 2010 totaled $3.7 million.  In the fourth quarter of 2010 incentive fees from these accounts totaled $4.7 million.

-
Investment partnership revenues for fourth quarter 2011 were $3.5 million, a decrease of 18.6% from $4.3 million in the fourth quarter 2010.  Incentive fees were lower by $1.4 million in the 2011 fourth quarter versus the 2010 fourth quarter and more than offset the increase in investment advisory fees of $0.6 million, which were driven by the 23.8% increase in average assets managed.

Our institutional research services generated revenues of $3.0 million in the fourth quarter 2011, down 35.9% from $4.6 million in the fourth quarter 2010 principally due to lower trading volume.

Revenues from the distribution of our open-end funds and other income were $11.4 million for the fourth quarter 2011, an increase of $2.0 million or 21.4% from the prior year quarter of $9.4 million and were largely driven by higher average AUM in open-end equity funds.

For the Year

Investment advisory and incentive fees for the year ended December 31, 2011 were $268.0 million, an increase of 15.9% from the $231.3 million reported in the 2010 period:

-
Open-end fund revenues for the year ended December 31, 2011 were $119.6 million versus $96.5 million for the year ended December 31, 2010, an increase of 23.9% resulting from a 24.2% increase in average AUM.

-
Our closed-end fund revenues increased $3.5 million or 7.1% to $53.1 million for the year ended December 31, 2011 from $49.6 million in 2010.  Investment advisory fees rose $10.6 million or $28.3%, to $48.1 million in 2011 versus $37.5 million in 2010, which were partially offset by a $7.1 million decline in incentive fees, to $5.0 million in 2011 as compared to $12.1 million during 2010.  Average AUM in our closed-end funds, excluding certain closed-end fund preferred share assets for which we earn our fees annually based upon performance, rose 26.9% and include $392 million in AUM from the launch of GNT during the first quarter of 2011.

-
Institutional and private wealth management account revenues increased 12.7% to $88.6 million for the year ended December 31, 2011 from $78.6 million for the year ended December 31, 2010.  This increase was primarily related to higher AUM resulting from market appreciation, partially offset by lower incentive fees.  For 2011, we earned $8.2 million in incentive fees as compared to $10.8 million in 2010.

-
Investment partnership revenues for the year ended December 31, 2011 fell 1.5% to $6.4 million from $6.5 million in 2010, due primarily to $1.4 million in lower incentive fees partially offset by an increase in investment advisory fees resulting from higher AUM.

Our institutional research services generated revenues of $14.3 million for the year ended December 31, 2011, down 13.9% from the year ended December 31, 2010 amount of $16.6 million principally due to lower trading volume.

Revenues from the distribution of our open-end funds and other income were $44.8 million for the year ended December 31, 2011, an increase of $12.3 million or 37.8% from 2010 revenues of $32.5 million.  This increase resulted from the higher average AUM in open-end equity funds and an increased level of sales of load shares of mutual funds.

Operating Income and Margin

Operating income, which is net of management fee expense, increased $1.8 million, or 6.1%, to $31.4 million in the 2011 fourth quarter versus $29.6 million in the prior year period.  The year over year increase in operating income results from a combination of factors including lower compensation costs, which in 2010 included a $5.8 million charge for the accelerated vesting of RSAs, a reduction in non-compensation operating expenses and a lower management fee expense partially offset by lower incentive fee revenues and higher mutual fund distribution costs.  Operating margin was 36.9% in the 2011 fourth quarter versus 31.0% in the prior year period.  Operating income before management fee was $35.5 million in the fourth quarter 2011, versus $34.2 million in the fourth quarter 2010.  For the fourth quarter 2011, the operating margin before management fee was 41.8% versus 35.8% in the fourth quarter of 2010.  Management believes evaluating operating income before management fee is an important measure in analyzing the Company’s operating results.  Further information regarding Non-GAAP measures is included in Notes on Non-GAAP Financial Measures and Table VII included elsewhere herein.

Operating income was $113.3 million for the year ended December 31, 2011, increasing 24.5% from the $91.0 million in the prior year.  The year over year increase in operating income was largely the result of increased revenues partially offset by increased compensation expense, higher mutual fund distribution costs, higher non-compensation operating expenses, including a one-time pre-tax charge of $5.6 million directly related to the launch of a new closed end fund in the first quarter of 2011, and an increase in management fee expense.  Operating margin was 34.6% for the year ended December 31, 2011, versus 32.5% in the prior year period.  Operating income before management fee was $125.6 million for the year ended 2011, versus $103.0 million in the prior year.  Operating margin before management fee was 38.4% in 2011 versus 36.8% in 2010.  Included in the 2010 results is a charge of $5.8 million related to the acceleration of the vesting of RSAs.

Other Income / (Expense)

Other income/(expense), net, was $6.0 million ($0.13 per diluted share net of management fee and tax expense) in the fourth quarter of 2011 versus $13.0 million ($0.24 per diluted share, net of management fee and tax expense) in the fourth quarter of 2010.  Mark to market gains, largely unrealized, from investments in our mutual funds as well as proprietary capital in our alternative products were $10.3 million versus $15.0 million in the 2010 fourth quarter.  Interest expense was $4.3 million in the 2011 fourth quarter, $2.4 million higher than the prior year quarter due to an increase in total debt outstanding.

Other income/(expense), net, was an expense of $2.9 million for the year ended December 31, 2011 versus income of $18.3 million for 2010.  Investment income was $18.2 million lower and interest expense was $3.0 million higher in the 2011 period versus the year earlier period.

Income Taxes

The effective tax rate for the year ended December 31, 2011 was 36.9% compared to the 2010 effective tax rate of 36.0%.  The increase was principally due to increased state and local taxes in 2011 and the release of reserves related to uncertain tax positions in 2010.

Business and Investment Highlights

-
GAMCO Merger Arbitrage, a sub-fund within the GAMCO International SICAV, provides non-U.S. investors with direct access to GAMCO’s merger arbitrage strategy in a UCITS form.  The sub-fund is being offered to retail and institutional investors and initially registered retail shares in Switzerland, Germany and Italy with currency classes being offered including U.S. Dollar, Swiss Franc and Euro.  This fund joins our initial offering, the GAMCO Strategic Value Fund.  During 2011, we incurred $0.6 million in start-up costs associated with these products.

-
In May 2011, Mitsuyoshi Kikuchi joined us to establish and lead our Tokyo office, joining Caesar Bryan and Mark Yim in strengthening our research in Japan.  This new office, along with our current research offices in Shanghai and Hong Kong, further underscores our commitment to building our presence and capabilities in Asia and the Pacific Far East.

-	As part of our rebranding efforts:
(a) The GAMCO Gold Fund, Inc. was renamed the Gabelli Gold Fund, Inc.  The fund has been managed by Caesar Bryan since its inception in 1994.  For additional information see our website www.gabelli.com/funds.
(b) Effective January 3, 2011, the Gabelli Woodland Small Cap Value Fund was renamed the Gabelli Focus Five Fund, a concentrated fund that will seek to invest up to 50% of the fund’s assets in five companies.

-	During the year, we received our highest ever single mandate in our Private Wealth Management business.

-
During the year Gabelli & Company hosted its 35th Automotive Aftermarket Symposium, 21st annual Pump Valve & Motor Symposium, 17th annual Aircraft Supplier Conference, 4th Annual Best Ideas Conference, 3rd annual Specialty Chemicals Conference and 3rd annual Movie Industry Conference.

-
Mario Gabelli was named Money Manager of the Year by Institutional Investor for its second annual U.S. Investment Management Awards.  The award selection is based on performance as well as a survey of U.S. institutions.  In 2010, GAMCO returned 28.6% for institutional clients; and since inception in 1977, it has generated annualized returns of 16.3%.

-
GAM STAR GAMCO US Equity Fund was awarded Standard & Poor’s (“S&P”) AAA Rating for the eighth consecutive year.  Our investment team is especially honored by this S&P AAA rating, which again underscores our research driven Private Market Value with a CatalystTM approach to “stock picking”.  The S&P AAA rating is a widely acknowledged measure of excellence, awarded only when, in S&P’s words:

“The fund demonstrates the highest standards of quality in its sector based on its investment process and management’s consistency of performance as compared to funds with similar objectives.”

In affirming the AAA rating for the fund, S&P said:

“Performance success from a consistent process applied by an experienced manager, results in the S&P AAA rating.”

The following is excerpted from the Standard & Poor’s AAA Report on GAM STAR GAMCO US Equity:

“Gabelli follows a bottom-up, value-driven approach, developed from Graham & Dodd.  The approach uses detailed fundamental analysis to highlight stocks that are currently undervalued, but have a reasonable probability of realising a private market value (PMV) through the intervention of a discernible catalyst.  The PMV is the value they believe an informed investor would be willing to pay for a company.  Catalysts might be a specific event or a range of circumstances with varying time horizons.

GAMCO’s team of 34 global equity research analysts is structured along seven broad sector categories.  One of four senior analysts leads each group.  The analysts follow their sectors on a global basis.  Each analyst is responsible for gathering, arraying, and projecting company data for making investment decisions.  Experience in the team varies considerably.  The majority of the analysts are US-based with offices in London, Hong Kong, Tokyo and Shanghai.”

GAM STAR GAMCO US Equity fund has been sub-advised by GAMCO Asset Management Inc. for London UK based Global Asset Management (“GAM”) since the fund’s launch in October 1987.  This fund is not available to U.S. investors.

Financial Highlights

Statement of Financial Condition – Liquidity and Flexibility

We ended the quarter with approximately $674.8 million in cash and investments versus $704.3 million at September 30, 2011 and $558.0 million at December 31, 2010.  This included approximately $83.0 million invested in The Gabelli Dividend & Income Trust, The GDL Fund and Westwood Holdings Group, as well as other investments of $11.4 million, all classified as available for sale securities at December 31, 2011.

Our balance sheet provides access to financial markets and the flexibility to opportunistically add operating resources and consider strategic initiatives, including acquisitions and lift-outs.  We have a BBB rating from Standard & Poor’s and a Baa3 rating from Moody’s.

The Company continues to have the flexibility of issuing any combination of senior and subordinated debt securities, convertible debt securities and common and preferred securities under its shelf of up to a total amount of $300 million.

Shareholders’ book value was $404.0 million or $15.10 per share on December 31, 2011 compared to $404.0 million or $15.09 per share on September 30, 2011 and $386.0 million or $14.27 per share on December 31, 2010.

Shareholder Compensation

Dividends

On November 7, 2011, our Board of Directors approved a special dividend of $1.00 per share payable on November 22, 2011 to its Class A and Class B shareholders of record on November 17, 2011 as well as a quarterly dividend of $0.04 per share payable on December 27, 2011 to its Class A and Class B shareholders of record on December 13, 2011.  The Board of Directors had previously approved a 33% increase from $0.03 per share in our regular quarterly dividend on May 6, 2011.

During 2011, we paid $30.8 million, or $1.15 per share, in dividends, and since our IPO we have paid cumulative dividends of $344.0 million, or $13.42 per share.

GAMCO announced on February 7, 2012 that its Board of Directors approved a quarterly dividend of $0.04 per share payable on March 27, 2012 to its Class A and Class B shareholders of record on March 13, 2012.

Share Repurchase and Stockholders’ Equity

During 2011, we repurchased 450,966 shares at an average price of $45.24 per share for an investment of $20.4 million.  Since our IPO, we have repurchased a total of 7.3 million shares at an average price of $40.63 per share for an investment of $298.4 million.  There currently remain 571,905 shares available to be repurchased under our existing buyback plan.

Since our IPO of six million shares at a price of $17.50 per share in 1999, we have returned, through dividends and stock repurchases, $642 million to our shareholders.

Fully diluted shares outstanding for the fourth quarter 2011 were 26.6 million, 2.6% lower than the fourth quarter 2010’s level of 27.3 million.  Diluted shares outstanding were lower in the fourth quarter 2011 due to shares purchased under our Stock Repurchase Program.  Fully diluted shares outstanding for 2011 were 26.7 million, 5.7% lower than 2010’s level of 28.3 million.  Dilutive shares outstanding were lower due to the dilutive effect of the Cascade convertible notes during 2010 which increased fully diluted share by 1.1 million shares in 2010 and due to shares purchased under our Stock Repurchase Program.  The Cascade convertible notes were paid in full during 2010.  At December 31, 2011, the Company had 275,600 RSAs outstanding.  On January 3, 2012, the compensation committee of the Board granted 105,300 RSAs to key staff members for which amortization of the related expense will begin in the first quarter of 2012.

NOTES ON NON-GAAP FINANCIAL MEASURES

A.	Stockholders’ book value per share:
(in millions, except per share data)	12/31/2011	9/30/2011	12/31/2010
Stockholders' book value	$403.97	$404.00	$386.03
Shares outstanding	26.75	26.77	27.05
Stockholders' book value per share	$15.10	$15.09	$14.27

B.
Operating income before management fee expense is used by management to evaluate its business operations.  We believe this measure is useful in illustrating the operating results of GAMCO Investors, Inc. (the “Company”) as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.  The reconciliation of operating income before management fee expense to operating income is provided in Table VII.

C.	Accelerated RSA expense, net of management fee and tax benefit, per diluted share:
Fourth
(in thousands, except per share data)	Quarter 2010
Accelerated RSA expense	$5,797
Related benefits and tax benefit	2,521
Net expense	$3,276

Accelerated RSA expense per share	$0.12
Diluted weighted average shares outstanding	27,260

D.
Operating income before management fee expense per share and other income, net per share is used by management for purposes of evaluating its business operations.  We believe this measure is useful in comparing the operating and non-operating results of the Company for the purposes of understanding the composition of net income per fully diluted share.  The negative swing of $21.3 million in other income is calculated by taking the expense of $3.0 million in 2011 and subtracting the income of $18.3 million in 2010.  The impact on fully diluted earnings per share of ($0.52) is derived by making certain necessary adjustments, as shown in the table below, to arrive at a net impact for each period and then calculating the difference.  The reconciliation of operating income before management fee expense per share and other income, net per share to net income per fully diluted share, is provided below.

	4th Quarter		Full Year
	2011	2010	2011	2010
Operating income before management fee	$35,520	$34,215	$125,564	$103,042
Management fee expense	(3,561)	(3,341)	(12,568)	(10,182)
Tax expense	(11,803)	(10,829)	(41,710)	(33,398)
Noncontrolling interest (expense)/income	37	305	609	461
Operating income (after management fee and taxes)	20,193	20,350	71,895	59,923
Per fully diluted share	$0.76	$0.75	$2.69	$2.12

Other income, net	$5,959	$13,038	$(2,852)	$18,312
Management fee expense	(583)	(1,304)	298	(1,831)
Tax expense	(1,986)	(4,116)	943	(5,928)
Noncontrolling interest expense	110	(1,057)	(602)	(1,684)
Other income, net (after management fee and taxes)	$3,500	$6,561	$(2,213)	$8,869

Add back interest on convertible notes	$-	$139	$-	$4,461
Management fee expense	-	(14)	-	(446)
Tax expense	-	(47)	-	(1,494)
Net income attributable to interest add back	-	78	-	2,521
Per fully diluted share	$0.13	$0.24	$(0.08)	$0.40

Net income per fully diluted share	$0.89	$0.99	$2.61	$2.52
Diluted weighted average shares outstanding	26,584	27,260	26,724	28,348

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.  We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings.  We are providing these statements as permitted by the Private Litigation Reform Act of 1995.  We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

The Company reported Assets Under Management as follows (in millions):

Table I: Fund Flows - 4th Quarter 2011
					Closed-end Fund
		Market			distributions,
	September 30,	appreciation/	Net cash		net of	December 31,
	2011	(depreciation)	flows		reinvestments	2011
Equities:
Open-end Funds	$11,469	$919	$(115)		$-	$12,273
Closed-end Funds	5,355	476	79		(111)	5,799
Institutional & PWM - direct	9,644	1,207	2		-	10,853
Institutional & PWM - sub-advisory	2,326	297	(23)		-	2,600
Investment Partnerships	627	5	(27)		-	605
SICAV	-	-	105	(b)	-	105
Total Equities	29,421	2,904	21		(111)	32,235
Fixed Income:
Money-Market Fund	1,895	-	(71)		-	1,824
Institutional & PWM	26	-	-		-	26
Total Fixed Income	1,921	-	(71)		-	1,850
Total Assets Under Management	$31,342	$2,904	$(50)		$(111)	$34,085

Table II: Fund Flows - Full Year 2011
					Closed-end Fund
		Market			distributions,
	December 31,	appreciation/	Net cash		net of	December 31,
	2010	(depreciation)	flows		reinvestments	2011
Equities:
Open-end Funds	$11,252	$(309)	$1,330		$-	$12,273
Closed-end Funds	5,471	(80)	804	(a)	(396)	5,799
Institutional & PWM - direct	11,005	(316)	164		-	10,853
Institutional & PWM - sub-advisory	2,637	(78)	41		-	2,600
Investment Partnerships	515	13	77		-	605
SICAV	-	-	105	(b)	-	105
Total Equities	30,880	(770)	2,521		(396)	32,235
Fixed Income:
Money-Market Fund	1,616	-	208		-	1,824
Institutional & PWM	26	-	-		-	26
Total Fixed Income	1,642	-	208		-	1,850
Total Assets Under Management	$32,522	$(770)	$2,729		$(396)	$34,085
(a) Includes $392 million from the launch of a new closed-end fund.
(b) Includes $100 million of proprietary seed capital.

Table III: Assets Under Management
	December 31,	December 31,	%
	2010	2011	Inc.(Dec.)
Equities:
Open-end Funds	$11,252	$12,273	9.1%
Closed-end Funds	5,471	5,799	6.0
Institutional & PWM - direct	11,005	10,853	(1.4)
Institutional & PWM - sub-advisory	2,637	2,600	(1.4)
Investment Partnerships	515	605	17.5
SICAV	-	105	n/m
Total Equities	30,880	32,235	4.4
Fixed Income:
Money-Market Fund	1,616	1,824	12.9
Institutional & PWM	26	26	-
Total Fixed Income	1,642	1,850	12.7
Total Assets Under Management	$32,522	$34,085	4.8%

Table IV: Assets Under Management by Quarter
						% Increase/
						(decrease) from
	12/10	3/11	6/11	9/11	12/11	12/10	9/11
Equities:
Open-end Funds	$11,252	$12,348	$12,912	$11,469	$12,273	9.1%	7.0%
Closed-end Funds	5,471	6,170	6,259	5,355	5,799	6.0	8.3
Institutional & PWM - direct	11,005	11,780	11,735	9,644	10,853	(1.4)	12.5
Institutional & PWM - sub-advisory	2,637	2,937	2,953	2,326	2,600	(1.4)	11.8
Investment Partnerships	515	547	609	627	605	17.5	(3.5)
SICAV	-	-	-	-	105	n/m	n/m
Total Equities	30,880	33,782	34,468	29,421	32,235	4.4	9.6
Fixed Income:
Money-Market Fund	1,616	1,583	1,643	1,895	1,824	12.9	(3.7)
Institutional & PWM	26	26	26	26	26	-	-
Total Fixed Income	1,642	1,609	1,669	1,921	1,850	12.7	(3.7)
Total Assets Under Management	$32,522	$35,391	$36,137	$31,342	$34,085	4.8%	8.8%

Table V

GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Three Months Ended December 31,
			% Inc.
	2011	2010	(Dec.)

Investment advisory and incentive fees	$70,617	$81,407	(13.3%)
Institutional research services	2,977	4,647	(35.9)
Distribution fees and other income	11,397	9,386	21.4
Total revenues	84,991	95,440	(10.9)

Compensation costs	33,178	45,095	(26.4)
Distribution costs	10,319	9,208	12.1
Other operating expenses	5,974	6,922	(13.7)
Total expenses	49,471	61,225	(19.2)

Operating income before management fee	35,520	34,215	3.8

Investment income	10,268	15,029	(31.7)
Interest expense	(4,309)	(1,991)	116.4
Other income, net	5,959	13,038	(54.3)

Income before management fee and income taxes	41,479	47,253	(12.2)
Management fee expense	4,144	4,645	(10.8)
Income before income taxes	37,335	42,608	(12.4)
Income tax expense	13,789	14,945	(7.7)
Net income	23,546	27,663	(14.9)
Net income attributable to noncontrolling interests	(147)	752	(119.5)
Net income attributable to GAMCO Investors, Inc.	$23,693	$26,911	(12.0)

Net income attributable to GAMCO Investors, Inc. per share:
Basic	$0.89	$1.00	(11.0)

Diluted	$0.89	$0.99	(10.1)

Weighted average shares outstanding (a):
Basic	26,488	26,851	(1.4)

Diluted	26,584	27,260	(2.5%)
Notes:
(a) Actual shares outstanding at December 31, 2011 were 26,754,895, including 275,600 RSAs.
See GAAP to non-GAAP reconciliation on page 16.

Table VI

GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Years Ended December 31,
				% Inc.
	2011		2010	(Dec.)

Investment advisory and incentive fees	$268,024		$231,269	15.9%
Institutional research services	14,288		16,600	(13.9)
Distribution fees and other income	44,816		32,511	37.8
Total revenues	327,128		280,380	16.7

Compensation costs	132,970		123,840	7.4
Distribution costs	44,427		31,048	43.1
Other operating expenses	24,167		22,450	7.6
Total expenses	201,564	(a)	177,338	13.7

Operating income before management fee	125,564		103,042	21.9

Investment income	12,145		30,296	(59.9)
Interest expense	(14,997)		(11,984)	25.1
Other income/(expense), net	(2,852)		18,312	n/m

Income before management fee and income taxes	122,712		121,354	1.1
Management fee expense	12,270		12,013	2.1
Income before income taxes	110,442		109,341	1.0
Income tax expense	40,767		39,326	3.7
Net income	69,675		70,015	(0.5)
Net income attributable to noncontrolling interests	(7)		1,223	(100.6)
Net income attributable to GAMCO Investors, Inc.	$69,682		$68,792	1.3

Net income attributable to GAMCO Investors, Inc. per share:
Basic	$2.62		$2.55	2.7

Diluted	$2.61		$2.52	3.6

Weighted average shares outstanding (b):
Basic	26,636		26,959	(1.2)

Diluted	26,724		28,348	(5.7%)
Notes:
(a) Includes $0.4 million in compensation, $4.7 million in distribution costs and $0.5 million in other operating expenses directly related to the launch of a new closed-end fund.
(b) Actual shares outstanding at December 31, 2011 were 26,754,895, including 275,600 RSAs.
See GAAP to non-GAAP reconciliation on page 16.

Table VII
GAMCO INVESTORS, INC.
UNAUDITED QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	2011						2010
	1st		2nd	3rd	4th		1st	2nd	3rd	4th
	Quarter		Quarter	Quarter	Quarter	Full Year	Quarter	Quarter	Quarter	Quarter		Full Year
Income Statement Data:

Revenues	$76,905		$85,081	$80,151	$84,991	$327,128	$59,998	$62,499	$62,443	$95,440		$280,380

Expenses	53,032	(a)	50,958	48,103	49,471	201,564	38,180	38,539	39,394	61,225	(b)	177,338

Operating income before
management fee	23,873		34,123	32,048	35,520	125,564	21,818	23,960	23,049	34,215		103,042

Investment income/(loss)	10,676		5,530	(14,329)	10,268	12,145	6,047	(6,708)	15,928	15,029		30,296
Interest expense	(2,867)		(3,403)	(4,418)	(4,309)	(14,997)	(3,292)	(3,406)	(3,295)	(1,991)		(11,984)
Other income/(expense), net	7,809		2,127	(18,747)	5,959	(2,852)	2,755	(10,114)	12,633	13,038		18,312

Income before management
fee and income taxes	31,682		36,250	13,301	41,479	122,712	24,573	13,846	35,682	47,253		121,354
Management fee expense	3,113		3,626	1,387	4,144	12,270	2,448	1,380	3,540	4,645		12,013
Income before income taxes	28,569		32,624	11,914	37,335	110,442	22,125	12,466	32,142	42,608		109,341
Income tax expense	10,288		11,945	4,745	13,789	40,767	8,294	4,401	11,686	14,945		39,326
Net income	18,281		20,679	7,169	23,546	69,675	13,831	8,065	20,456	27,663		70,015
Net income/(loss) attributable
to noncontrolling interests	638		32	(530)	(147)	(7)	105	16	350	752		1,223
Net income attributable to
GAMCO Investors, Inc.	$17,643		$20,647	$7,699	$23,693	$69,682	$13,726	$8,049	$20,106	$26,911		$68,792

Net income attributable to
GAMCO Investors, Inc.
per share:
Basic	$0.66		$0.77	$0.29	$0.89	$2.62	$0.50	$0.30	$0.75	$1.00		$2.55

Diluted	$0.65		$0.77	$0.29	$0.89	$2.61	$0.50	$0.30	$0.73	$0.99		$2.52

Weighted average shares outstanding:
Basic	26,901		26,665	26,496	26,488	26,636	27,184	26,979	26,828	26,851		26,959

Diluted	27,008		26,733	26,576	26,584	26,724	28,148	27,219	28,364	27,260		28,348
Reconciliation of non-GAAP
financial measures to GAAP:
Operating income before
management fee	$23,873		$34,123	$32,048	$35,520	$125,564	$21,818	$23,960	$23,049	$34,215		$103,042
Deduct: management fee expense	3,113		3,626	1,387	4,144	12,270	2,448	1,380	3,540	4,645		12,013
Operating income	$20,760		$30,497	$30,661	$31,376	$113,294	$19,370	$22,580	$19,509	$29,570		$91,029

Operating margin before
management fee	31.0%		40.1%	40.0%	41.8%	38.4%	36.4%	38.3%	36.9%	35.8%		36.8%
Operating margin after
management fee	27.0%		35.8%	38.3%	36.9%	34.6%	32.3%	36.1%	31.2%	31.0%		32.5%

(a) Includes $5.6 million in expenses directly related to the launch of a new closed-end fund.
(b) Includes $5.8 million in expense from the acceleration of vesting of RSAs.

Table VIII
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

	December 31,	December 31,
	2011	2010

ASSETS

Cash and cash equivalents	$261,340	$169,601
Investments	413,440	388,357
Receivable from brokers	20,913	46,621
Other receivables	43,424	51,744
Income tax receivable	39	325
Other assets	17,593	16,088

Total assets	$756,749	$672,736

LIABILITIES AND EQUITY

Payable to brokers	$10,770	$1,554
Income taxes payable and deferred tax liabilities	15,296	23,225
Compensation payable	17,695	23,771
Securities sold short, not yet purchased	5,488	19,299
Accrued expenses and other liabilities	30,899	29,715
Sub-total	80,148	97,564

5.5% Senior notes (due May 15, 2013)	99,000	99,000
5.875% Senior notes (due June 1, 2021)	100,000	-
Zero coupon subordinated debentures (due December 31, 2015) (a)	64,119	59,580
Total debt	263,119	158,580
Total liabilities	343,267	256,144

Redeemable noncontrolling interests	1,150	26,984

GAMCO Investors, Inc.'s stockholders' equity	403,972	386,029
Noncontrolling interests	8,360	3,579
Total equity	412,332	389,608

Total liabilities and equity	$756,749	$672,736

(a) The zero coupon subordinated debentures due December 31, 2015 have a face value of $86.3 million.

GABELLI/GAMCO FUNDS		Gabelli/GAMCO Funds Lipper Rankings as of December 31, 2011
		1 Yr - 12/31/10-12/31/11		3 Yrs - 12/31/08-12/31/11		5 Yrs - 12/31/06-12/31/11		10 Yrs - 12/31/01-12/31/11
		Percentile	Rank /	Percentile	Rank /	Percentile	Rank /	Percentile	Rank /
Fund Name	Lipper Category	Rank	Total Funds	Rank	Total Funds	Rank	Total Funds	Rank	Total Funds
Gabelli Asset; AAA	Multi-Cap Core Funds	31	221/729	20	123/629	9	48/549	10	28/291
Gabelli Value Fund; A	Multi-Cap Core Funds	25	176/729	4	19/629	16	85/549	25	71/291
Gabelli SRI; AAA	Global Small/Mid-Cap Funds	54	44/81	57	41/72	-	-	-	-
Gabelli Eq:Eq Inc; AAA	Equity Income Funds	64	182/285	17	40/248	27	57/212	7	7/106
GAMCO Growth; AAA	Large-Cap Core Funds	80	849/1066	11	98/958	40	325/827	92	456/498
Gabelli Eq:SC Gro; AAA	Small-Cap Core Funds	69	478/692	54	335/629	15	72/498	11	32/303
Gabelli Eq:Wd SCV; AAA	Small-Cap Core Funds	85	583/692	65	409/629	46	227/498	-	-
GAMCO Gl:Oppty; AAA	Global Large-Cap Growth	67	69/102	15	13/88	38	28/74	5	2/41
GAMCO Gl:Growth; AAA	Global Large-Cap Growth	24	24/102	5	4/88	23	17/74	41	17/41
GAMCO Gold; AAA	Precious Metal Funds	30	22/73	46	27/58	55	28/50	39	13/33
GAMCO Intl Gro; AAA	International Large-Cap Growth	20	47/240	6	12/222	25	46/190	31	35/112
Gabelli Dividend Growth Fund; AAA	Large-Cap Core Funds	50	532/1066	35	328/958	45	369/827	32	155/498
Gabelli Inv:ABC; AAA	Specialty Diversified Equity Funds	23	11/47	58	19/32	38	10/26	10	1/9
GAMCO Mathers; AAA	Specialty Diversified Equity Funds	59	28/47	70	23/32	67	18/26	50	5/9
Comstock Cap Val; A	Specialty Diversified Equity Funds	50	24/47	88	29/32	86	23/26	70	7/9
GAMCO Gl:Telecom; AAA	Telecommunications Funds	70	27/38	69	26/37	47	14/29	19	4/21
GAMCO Gl:Vertumnus; AAA	Convertible Securities Funds	71	46/64	48	24/49	95	37/38	91	30/32
Gabelli Utilities; AAA	Utility Funds	60	44/73	60	41/68	26	16/61	40	16/40
787:Gabelli Merg&Acq; A	Mid-Cap Core Funds	16	48/308	97	260/268	64	147/231	83	129/156
Gabelli Capital Asset Fund	Distributed through Insurance Channel	28	87/309	5	16/292	15	36/240	11	16/142
% of funds in top half		50.0%		55.0%		73.7%		77.8%

Data presented reflects past performance, which is no guarantee of future results. Strong rankings are not indicative of positive fund performance. Absolute performance for some funds was negative for certain periods. Other share classes are available which may have different performance characteristics.

Lipper, a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives.
Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads. If an expense waiver was in effect, it may have had a material effect on the total return or yield for the period.

Relative long-term investment performance remained strong with approximately 50%, 55%, 74% and 78% of firmwide mutual funds in the top half of their Lipper categories on a one-, three-, five-, andten-year total-return basis, respectively, as of December 31, 2011.

Investors should carefully consider the investment objective, risks, charges, and expenses of each fund before investing. Each fund's prospectus contains information about these and other matters and should be read carefully before investing. Each fund’s share price will fluctuate with changes in the market value of the fund’s portfolio securities. Stocks are subject to market, economic and business risks that cause their prices to fluctuate. When you sell fund shares, they may be worth less than what you paid for them. Consequently, you can lose money by investing in a fund. You can obtain a prospectus by calling 800-GABELLI (422-3554), online at www.gabelli.com, or from your financial advisor.
Distributed by G.distributors, LLC., One Corporate Center, Rye New York, 10580. Other share classes are available that have different performance characteristics.

The inception date for the Gabelli SRI Green Fund was June 1, 2007. The inception date for the Gabelli Woodland Small Cap Value Fund was December 31, 2002.